SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2013

Myriad Interactive Media, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27645	88-0258277
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Ingram Drive, Suite 128, Toronto, Ontario, Canada	M6M 2L7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 648-9366 Ext. 2

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

Effective August 22, 2013, we issued a total of 2,000,000 shares of our newly designated Class A Convertible Preferred Stock to our president and CEO, Derek Ivany. This issuance was exempt under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

SECTION 5 – Corporate Governance And Management

Item 5.03 Amendment to Articles of Incorporation or Bylaws

Effective August 22, 2013, our Board of Directors voted to designate a class of preferred stock entitled Class A Convertible Preferred Stock, consisting of up to three million (3,000,000) shares, par value $0.001. The rights of the holders of Class A Convertible Preferred Stock are defined in the relevant Certificate of Designation filed with the Delaware Secretary of State, a copy of which is filed herewith as Exhibit 3.1. Under the Certificate of Designation, holders of Class A Convertible Preferred Stock will participate on an equal basis per-share with holders of our common stock in any distribution upon winding up, dissolution, or liquidation. Holders of Class A Convertible Preferred Stock are entitled to vote together with the holders of our common stock on all matters submitted to shareholders at a rate of one hundred (100) votes for each share held. Holders of Class A Convertible Preferred Stock are also entitled, at their option, to convert their shares into shares of our common stock on a 1 for 1 basis.

Item 9.01 Financial Statements and Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit Number	Description
3.1	Certificate of Designation of Class Convertible Preferred Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myriad Interactive Media, Inc.

/s/ Derek Ivany

Derek Ivany

Chief Executive Officer

Date: August 23, 2013

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